EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands, CEO Adelson Focus on Future
Company Praises Mike Leven as He Announces Plans to Retire

LAS VEGAS, NV – May 21, 2014 – Las Vegas Sands Corp. (NYSE: LVS) said today that Michael A. Leven, the company’s president and chief operating officer, will retire when his contract expires at the end of 2014.  At the same time, the company stated that its chairman and chief executive officer, Mr. Sheldon G. Adelson, has no plans to slow down, step back, or relinquish his CEO title and role.

“As the supposed Mark Twain quote goes, the rumors of my demise have been greatly exaggerated,” said Mr. Adelson, addressing a news article which suggested he might give the CEO title to whoever replaces Mr. Leven.

“I am as bullish about this company as I’ve ever been, and I have no plans of slowing down or passing the CEO title or job to anyone.  We have taken an important leadership position in the gaming and hospitality industry, and I plan on spending year after year building on that success.  Whether it’s driving financial results, working with governments to open up new markets, securing new development opportunities in emerging markets, spearheading regulatory compliance or anything else, I am intently focused on building on the momentum we have established over the past several years,” said Mr. Adelson.

Mr. Adelson praised Mr. Leven, who started serving as the company’s president and chief operating officer in early 2009:  “On behalf of the entire LVS family, I want to convey our deepest appreciation for Mike’s tireless work and dedication during his tenure. Mike started in this role at one of the most challenging times in our company’s history and we appreciate his efforts and leadership in helping LVS experience unprecedented success as we’ve grown,” he said.

Mr. Adelson said a Board-led committee is responsible for overseeing the search for a president and chief operating officer for the company and will recommend a candidate to the Board for its consideration and approval. Mr. Leven, who will turn 77 later this year, will continue to serve as a member of the Las Vegas Sands and Sands China Ltd. Board of Directors upon his retirement.

“I’m grateful to Sheldon and his family for allowing me to help him lead the company during such a tremendous period of growth.  I’ve enjoyed working with the finest team in the industry and look forward to continuing to serve the company, its shareholders and its team members from my position on the Board of Directors.  For me, this is truly a storybook ending to a more than 50-year career in the hospitality industry.  I wouldn’t want it to end any other way,” said Mr. Leven.

Mr. Adelson concluded by saying he planned to push his leadership team to achieve even greater success in the years ahead.

“We have developed a strong track record for securing the most coveted new development opportunities in our business and returning capital to our shareholders at a pace never before seen in our industry.  I’m not going to let that change, not even for a second,” he said.

About Las Vegas Sands Corp.

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants, and many other amenities.

Our properties include the five-diamond Venetian and Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania and the iconic Marina Bay Sands in Singapore.  Through its majority ownership in Sands China Ltd. (HK: 1928), LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program.  To learn more, please visit www.sands.com.

Las Vegas Sands Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607